Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-55923

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 1998
                                       TO
                         PROSPECTUS DATED JUNE 30, 1998

                                20,546,264 SHARES

                        NIAGARA MOHAWK POWER CORPORATION


                     COMMON STOCK PAR VALUE $1.00 PER SHARE

                           ---------------------------


         This Prospectus Supplement supplements information contained in the Prospectus dated June 30, 1998 (the "Prospectus") relating to the potential sale from time to time of up to 20,546,264 shares of common stock, par value $1.00 per share ("Common Stock"), of Niagara Mohawk Power Corporation, a New York corporation (the "Company"), being sold by the shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds of the sale of shares of Common Stock by the Selling Shareholders. See "Selling Shareholders." The Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                           ---------------------------


         No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference into this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Underwriters or any other person. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any security other than the shares offered hereby, an offer to sell or a solicitation of an offer to buy the Shares by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained in this Prospectus is correct as of any time subsequent to the date hereof.




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



                              SELLING SHAREHOLDERS

         The table below sets forth the expected beneficial ownership of Common Stock by each Selling Shareholder at September 18, 1998 and following the sale of the shares of Common Stock offered by such Selling Shareholder. In connection with the following transfers by certain Selling Shareholders named in the Prospectus of some or all of their shares of Common Stock of the Company, this Prospectus Supplement updates certain information contained in the "Selling Shareholders" section of the Prospectus: (i) Iroquois Power distributed 36,000 shares to the Mahlon T. Clements Irrevocable Trust, 60,000 shares to Mahlon T. Clements, and 100,000 shares to the International Valley Development Corporation, (ii) Iroquois Power sold 195,593 shares, (iii) Beta Carthage, Inc. transferred 611,801 shares to Besicorp Group, Inc, (iv) Beta C & S Limited transferred 217,625 shares to Besicorp Group, Inc, (v) Beta South Glens Falls, Inc. transferred 621,409 shares to Besicorp Group, Inc, (vi) Beta Natural Dam,
Inc. transferred 380,948 shares to Besicorp Group, Inc, (vii) Beta N Limited transferred 526,071 shares to Besicorp Group, Inc, (viii) Beta Syracuse, Inc transferred 894,934 shares to Besicorp Group, Inc, and (ix) Beta Beaver Falls, Inc. transferred 1,362,982 shares to Besicorp Group, Inc.


                                       Shares of  Common Stock                                Shares of Common Stock to be
                                       Beneficially Owned Before Sale                        Beneficially Owned After Sale
                                       Under this Prospectus(1)(2)                           Under this Prospectus (1) (2)
                                                                           Shares to
Name of Selling Shareholder             Number          Percentage         be sold            Number           Percentage
---------------------------             ------          ----------         ---------          ------           ----------


Onondaga Cogeneration Limited          1,292,801                (3)        1,292,801              0                   --
Partnership
c/o GPU International, Inc.
One Upper Pond Road
Parsippany, NJ  07054

Indeck-Ilion Limited Partnership       4,763,874(4)            2.54%       4,763,874(4)            0                  --
Indeck Energy Services, Inc.
600 North Buffalo Grove Road
Buffalo Grove, IL  60089

Indeck-Yerkes Limited Partnership      4,763,874(4)            2.54%       4,763,874(4)            0                  --
Indeck Energy Services, Inc.
600 North Buffalo Grove Road
Buffalo Grove, IL  60089

Indeck-Olean Limited Partnership       4,763,874(4)            2.54%       4,763,874(4)            0                  --
Indeck Energy Services, Inc.
600 North Buffalo Grove Road
Buffalo Grove, IL  60089

Indeck-Oswego Limited Partnership      4,763,874(4)            2.54%       4,763,874(4)            0                  --
Indeck Energy Services, Inc.
600 North Buffalo Grove Road
Buffalo Grove, IL  60089

Jones Capital Corporation                400,000                 (3)         400,000              0                  --
J.A. Jones Drive Charlotte, NC  28287


                                                                     2




Energy Investors Fund, L.P.               420,581               (3)          420,581              0                  --
200 Berkeley Street
20th Floor
Boston, MA  02116

Iroquois Power                            195,593               (3)          195,593              0                  --
c/o Clements & Duchame, P.C.
2 Judson Street
Canton, NY  10017

Mahlon T. Clements                      96,000(5)               (3)         96,000(5)              0                 --
Irrevocable Trust
92 Coolidge Avenue
Queensbury, NY 12804

Mahlon T. Clements                      96,000(5)               (3)         96,000(5)              0                 --
P.O. Box 255
Morristown, NY 13664

International Valley Development          100,000               (3)           100,000              0                 --
Corporation
P.O. Box 255
Morristown, NY 13664

Energy Factors, Incorporated           7,787,306(6)            4.16%       7,680,206(7)       107,100(8)            (3)
450 Lexington Avenue
37th Floor
New York, NY  10017

Energy Corporation of America             187,035               (3)           187,035              0                 --
4643 South Ulster Street
Suite 1100
Denver, CO  80237-2867

Sithe Energies, Inc.                   7,787,306(6)            4.16%       7,680,206(7)       107,100(8)            (3)
450 Lexington Avenue
37th Floor
New York, NY  10017

Sithe Energies U.S.A., Inc.            7,787,306(6)            4.16%       7,680,206(7)       107,100(8)            (3)
450 Lexington Avenue
37th Floor
New York, NY  10017

Sundance Energy, Ltd.                     494,404               (3)           494,404              0                 --
380 Cemetery Road
Oswego, NY 13126

Besicorp Group, Inc.                   4,615,771               2.46%        4,615,770              1                 (3)
1151 Flatbush Road
Kingston, NY  12401

Harold N. Kamine                         300,000                (3)           300,000              0                 --
c/o Kamine Development Corp.
1545 Rt. 206
Suite 300
Bedminster, NJ 07921-2567

-----------------------

(1) Based on the number of shares of Common Stock outstanding on June 30, 1998. Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power.



                                                            3



(2) Each IPP Party that holds 2% or more of the outstanding Common Stock and any designee of IPP Parties that holds more than 4.9% of the outstanding Common Stock upon the consummation of the MRA, together with certain but not all affiliates (collectively, "2% Shareholders"), entered into certain shareholder agreements (the "Shareholders Agreements"). Pursuant to each Shareholder Agreement, the 2% Shareholders agree that for five years from the consummation of the MRA they will not acquire more than an additional 5% of the outstanding Common Stock (resulting in ownership in all cases of no more than 9.9%) or take any actions to attempt to acquire control of the Company, other than certain permitted actions in response to unsolicited actions by third parties. The 2% Shareholders generally vote their shares on a "pass-through" basis, in the same proportion as all shares held by other shareholders are voted, except that they may vote in their discretion (i) for extraordinary transactions and (ii) for directors when there is a pending proposal to acquire the Company.

(3)  Less than 1%.

(4)  Includes (i) 1,463,505  shares  held  by  Indeck-Ilion Limited Partnership,
     (ii) 1,116,806 shares held by Indeck-Yerkes Limited partnership, (iii) 1,993,911 shares held by Indeck-Olean Limited Partnership, and (iv) 189,652 shares held by Indeck-Oswego Limited Partnership.

(5) Includes (i) 36,000 shares held by the Mahlon T. Clements Irrevocable Trust and (ii) 60,000 shares held by Mahlon T. Clements.

(6)  Includes (i)  4,350,569  shares  held  by  Energy   Factors,  Incorporated,
     (ii) 1,683,311 shares held by Sithe Energies U.S.A., Inc., and (iii) 1,753,426 shares held by Sithe Energies, Inc.

(7)   Includes (i)  4,350,569  shares  held  by  Energy  Factors,  Incorporated,
     (ii) 1,683,311 shares held by Sithe Energies U.S.A., Inc., and (iii) 1,646,326 shares held by Sithe Energies, Inc.

(8)  Includes 107,100 shares held by Sithe Energies, Inc.

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